Exhibit 10.5

[FORM OF]

INERGY LONG TERM INCENTIVE PLAN

AMENDMENT TO RESTRICTED UNIT AWARD AGREEMENTS

THIS AMENDMENT TO RESTRICTED UNIT AWARD AGREEMENTS (this “Amendment”), dated as of «Date», is between Inergy GP, LLC a Delaware limited liability company (the “General Partner”) and «First» «Last» (“Holder”).

RECITALS:

A. Holder currently holds Restricted Units (as defined in the Plan (as defined below)) which were granted pursuant to the terms of the Inergy Long Term Incentive Plan, as it may be amended from time to time (the “Plan”) and the Restricted Unit Award Agreement or Agreements between Holder and the General Partner listed on Exhibit A (as amended hereby, collectively, the “Award Agreements”).

B. Pursuant to the terms of a Purchase and Sale Agreement, dated as of May 6, 2013 ,among Crestwood Holdings LLC, Crestwood Gas Services Holdings LLC, Inergy Holdings GP, LLC and NRGP Limited Partner, LLC, as it may be amended from time to time (the “Purchase Agreement”), pursuant to which Buyers (as defined in the Purchase Agreement) will purchase all of the limited and general partnership interests in Inergy Holdings, L.P.

C. Pursuant to the terms of the Plan, the transactions contemplated by the Purchase Agreement (the “Transaction”) will not constitute a “Change in Control” (as defined in the Plan).

D. Notwithstanding the fact that the Transaction will not constitute a “Change in Control”, as permitted by the terms of the Plan, the General Partner wishes to provide for certain additional vesting rights of the Restricted Units in connection with, and subject to the occurrence of, the Closing (as defined in the Purchase Agreement).

E. The Award Agreements may be amended by a written instrument signed by both Holder and the General Partner.

AGREEMENT:

In consideration of the mutual premises and covenants contained herein, the General Partner and Holder agree to amend the Award Agreement as follows:

1.

Notwithstanding any provision to the contrary in the Award Agreements, the Restricted Units held by Holder subject to each applicable Award Agreement that remain subject to a Restricted Period (as defined in the applicable Award Agreement)

as of the date hereof shall vest on the earlier to occur of             1 (the “Early Vesting Date”) and the “Vesting Date” (as defined in the applicable Award Agreement), provided that Holder has been continuously employed by the Employer (as defined in the Plan) from the Closing through such date and such Restricted Units have not otherwise been forfeited in accordance with the terms of the Plan and the applicable Award Agreement prior to such date.

2.	Notwithstanding the foregoing, if, prior to the Early Vesting Date or the Vesting Date (as applicable) Holder’s employment with the Employer is terminated by the Employer without “Cause” (as defined in the Plan) or Holder’s death or disability (as determined pursuant to the long-term disability plans maintained by the Company and its Affiliates from time to time) or Holder resigns his or her employment with the Employer following the occurrence of a “Constructive Termination Event” (as hereinafter defined), all such Restricted Units shall vest as of the date of such termination.

3.	For purposes of Section 2 of this Amendment, a “Constructive Termination Event” means the occurrence, without Holder’s written consent of: (a) a material reduction in Holder’s annual base salary [or the annual target bonus opportunity established under Holder’s employment agreement with the Company or one of its Affiliates]; (b) the Employer requiring a relocation of the Holder’s principal place of employment more than 50 miles from Holder’s principal place of employment as of the Closing; (c) [any material breach by the Employer of a material provision of Holder’s written employment agreement with the Employer; or (d)] a material diminution in Holder’s duties or responsibilities; provided, however, that Holder gives written notice to the Employer of the existence of such a condition within 90 days of the initial existence of the condition, the General Partner has at least 30 days from the date when such notice is provided to cure the condition (if such condition can be cured) without being required to provide vesting due to termination of employment, and Holder actually terminates Holder’s employment due to the Constructive Termination Event within six months of the initial occurrence of any of the conditions above.

4.	Holder expressly acknowledges and agrees that the Transaction will not constitute a “Change in Control” under the terms of the Plan and that the vesting provided for pursuant to Sections 1 and 2 of this Amendment is the only additional vesting that Holder is entitled to in connection with the Transaction.

5.	Notwithstanding anything herein to the contrary, this Amendment shall be effective and contingent upon the Closing. Should the Purchase Agreement be terminated pursuant to its terms without the occurrence of the Closing, this Amendment shall be null and void ab initio. Except as expressly set forth herein, the Award Agreement shall remain in full force and effect.

[1]	December 31, 2013 for certain corporate center employees and the first anniversary of the Closing for all other employees.

6.	This Amendment and the Award Agreements contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Amendment supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.

8.	This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Amendment to be executed and Holder has hereunto set his or her hand on the day and year first above written.

Inergy GP, LLC

By:

Title:

HOLDER

«First» «Last»

Exhibit A